First Investors Life Insurance Company
                                 120 Wall Street
                            New York, New York 10005

                                  June 16, 1986


                           Re:      First Investors Life Level Premium  Variable
                                    Life    Insurance    Separate    Account   B
                                    Safekeeping Agreement

Gentlemen:

         This letter will confirm our agreement with respect to our designation of the United States Trust Company of New York, 45 Wall Street, New York, N.Y. 10005, as the safekeeping agent for the securities and similar investments of First Investors Life Level Premium Variable Life Insurance Separate Account B (the "Separate Account").

         The United States Trust Company of New York has been duly designated and appointed by the Board of Directors of First Investors Life Insurance Company ("First Investors"), the Depositor for the Separate Account, as the safekeeping agent for the Separate Account's issued securities and similar investments pursuant to the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission thereunder and securities purchased by First Investors pursuant to the maintenance of the Separate Account.

         The securities and similar investments of the Separate Account shall be deposited in the safekeeping of, or in a vault or other depository maintained by the Bank, and the securities and similar investments so deposited shall be physically segregated at all times from those of any other persons, firms or corporation.

         Any two of the following officers of First Investors are authorized and permitted to have access to the securities and similar investments so deposited, and such access to such securities and similar investments so deposited shall be had by two or more such persons jointly, in conjunction with authorized Bank employees.

Name                          Title               Signature

Richard H. Gaebler,           President           /s/ Richard H. Gaebler

Richard E. Scanlan,           Vice President      /s/ Richard E. Scanlan

Lawrence M. Falcon,           Vice President      /s/ Lawrence M. Falcon

         Access to such securities and similar investments shall be permitted to the properly authorized officers and employees of the Bank. Access to such securities and similar investments shall also be permitted, jointly with any two of the above designated officers of First Investors and with an authorized employee of the Bank, to an independent public accountant for the purpose of the examination of First Investors securities and similar investments required by the rules and regulations of the Securities and Exchange Commission. Such designation shall be signed by one of the above officers of First Investors.

         Such securities and similar investments shall at all times be subject to inspection by the Securities and Exchange Commission through its authorized employees or agents, accompanied by one or more of the officers or employees of the Bank and, unless otherwise directed by order of the Commission, by one or more of the designated officers of First Investors.

         Each person when depositing such securities or similar investments in, or withdrawing such from the Bank, or when ordering their withdrawal or delivery from the safekeeping of the Bank, shall sign a notation in duplicate in respect to such deposit, withdrawal or order which shall show (1) the date and time of deposit, withdrawal or order (2) the title and amount of the securities or similar investments deposited, withdrawn or ordered to be withdrawn, and an identification thereof by a certificate number or otherwise, (3) the manner of acquisition of the securities or similar investments deposited, or the purpose for which they have been withdrawn or order to be withdrawn and (4) if withdrawn and delivered to any other person, the name of such person. A copy of such notation shall be transmitted promptly by the Bank to the President of First Investors. Such notation shall be on serially-numbered forms and shall be preserved for at least one year.

         Such securities and similar investments shall be verified by complete examination of an independent public accountant designated in writing by First Investors at least once during each fiscal year. Such designation shall be signed by one of the officers above named.

         The Secretary and the President of First Investors and each of them, have been authorized and directed to certify to the Bank that resolutions incorporating the terms of this agreement, copies of which are attached, have been duly adopted, and to further certify the names and specimen signatures of the officers of First Investors referred to herein.

         First Investors undertakes to notify the Bank of any change in the names and signatures of the Officers of the Corporation designated above, and until the Bank actually receives such notice it shall be entitled to rely on the designations herein set forth.

         The Bank shall have no responsibility for any failure of the representatives of First Investors or of the foregoing public accountants to make examination of securities or for any loss, damage or expense suffered or sustained by First Investors by reason of the acts or neglect of said persons arising out of or in connection with their access to said examination of the securities. All securities shall be registered in the name of First Investors or in the name of a Separate Account.

         With respect to the securities and other property held at any time in safekeeping hereunder, the Bank is hereby authorized:

         1. To pay and charge to First Investor's account in accordance with its instructions the amount of the purchase price of securities purchased by First Investors for deposit with the Bank upon delivery of such securities. Such instructions shall specify the name of the issuer of the securities and a description thereof, the number of shares or principal amount purchased and any accrued interest or charges, the purchase price per unit and the name and address of the party to whom payment is to be made.

         2. To release, assign and deliver securities held in the custody account in accordance with written instructions of First Investors specifying the quantity and describing the securities to be delivered, to whom delivery shall be made and the amount of the sales or redemption price to be received upon such delivery. Delivery shall be made against receipt by the Bank of a check of the specified recipient of such securities. Unless otherwise instructed by First Investors, such check shall be certified by the bank, trust company, national bank or other banking institution on which drawn, or shall be a cashier's or treasurer's check or draft of any bank, trust company, national bank or other banking institution. The Bank shall not be liable for the monies called for or represented by any such check or draft until actually received.

         3. To charge the account of First Investors for all expenses, taxes or other charges or liabilities incurred by the Bank in connection with this custodian account and First Investors hereby agrees to indemnify the Bank against liability for all such items.

         The Bank shall give First Investors a written advice or confirmation concerning all sales, purchases or other disposal of securities in the custody account.

         The Bank shall be paid and may draw upon the account of First Investors after proper notice of such compensation and reimbursement for all necessary and proper disbursements and expenses made or incurred by the Bank in carrying out the foregoing duties at such times as the parties may have agreed upon.

         The Bank will be responsible for the performance of only such duties as are set forth herein or contained in express instructions given to the Bank. The Bank will use the same care with respect to the safekeeping of property in the custody account as it uses in respect of its own similar property but it need not maintain any insurance for the benefit of First Investors. All collections of funds or other property paid or distributed in respect of property in the custody account shall be made at the risk of First Investors. The Bank will not be responsible for any act or omission, or for the solvency, of any broker or agent selected by First Investors to effect any transaction for its custody account. First Investors warrants its authority to deposit in the custody account any property received by the Bank therefor and to give instructions relative thereto.

         The Bank shall not be liable for any action taken in good faith pursuant to this agreement nor upon written instruction or Secretary's Certificate of First Investors, and shall be fully protected in relying upon the genuineness and legality of any such document which the Bank may in good faith believe to be validly executed. The Bank shall have no responsibility for the genuineness or validity of any instrument or other item deposited with you.

         It is agreed that the Bank's duties under this agreement are only such as are herein specifically provided, being purely ministerial in nature. First Investors covenants and agrees to indemnify and hold the Bank harmless from all taxes, charges, expenses, loss, damage, assessments, claims and liabilities, including the cost and expense of defending itself against any claim, whether valid or not, incurred or assessed against the Bank in connection with the performance of this agreement, except such as may arise from the Bank's active negligence, bad faith or willful misconduct.

         The Bank shall not be required to defend any action or legal proceedings which may be instituted against it in respect of the subject matter of this agreement unless requested to do so by First Investors and indemnified to the Bank's satisfaction against the cost and expense of such defense. The Bank shall not be required to institute legal proceedings of any kind. In the event that adverse or conflicting claims are made with respect to the funds or property deposited hereunder, the Bank may refuse to comply with any demands made upon it with respect thereto until such claims are resolved by mutual agreement or fully disposed of in appropriate legal proceedings, and in so doing the Bank shall not incur any liability to any party or person interested in the subject matter of this agreement.

         Nothing in this agreement shall be construed to give any third party any rights against the Bank or to make the Bank a trustee, its liability as custodian under this agreement being that of a bailee for hire.

         The Bank shall be entitled as to any question arising in connection with its duties under this agreement to receive and act upon advice of counsel selected in good faith and with reasonable care (who may be First Investors counsel) at First Investors' expense and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

         This agreement may be terminated by either party on sixty (60) days written notice, except that if First Investors represents that in good faith it has been unable to obtain the services of a successor safekeeping agent during such time, the Bank agrees to continue to serve for up to an additional sixty
(60) days. Upon First Investors' written instructions the Bank will deliver to a successor safekeeping agent at the Bank's office all securities held in safekeeping and First Investors agrees to pay the Bank's reasonable expenses in connection with such termination.

         Any notice of other instrument in writing for which provision is made in this agreement shall be sufficiently given if addressed to the party to whom such notice is intended to be proven, and mailed or delivered to its office as follows:


                           To: United States Trust Company of New York 45 Wall Street
                                    New York, New York  10005
                                    Attention:  Custody Division

                           To: First Investors Life Insurance Company 120 Wall Street
                                    New York, New York  10005

         This agreement shall be interpreted and governed by the laws of the State of New York and shall extend to and be binding upon the parties hereto and their respective successors and assigns, provided however that this agreement shall not be assignable by either party without the written consent of the other.

                                                 Very truly yours,

                                                 FIRST INVESTORS LIFE INSURANCE
                                                   COMPANY




                                                 By:/s/ Richard H. Gaebler




Accepted this 16h day of
June, 1986

UNITED STATES TRUST COMPANY OF
         NEW YORK


By: illegible